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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. _____)*



                               CONMED CORPORATION
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    207410101
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                                 (CUSIP Number)


                                  July 6, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

       [ ] Rule 13d - 1(b)
       [X] Rule 13d - 1(c)
       [ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------                                            -----------------
CUSIP NO. 207410101                    13G                     PAGE 2 OF 5 PAGES
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1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Imagyn Medical Technologies, Inc.
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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                           5    SOLE VOTING POWER

                                1,300,000
       NUMBER OF           -----------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 [NONE]
        EACH              -----------------------------------------------------
      REPORTING            7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                    1,300,000
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                [NONE]
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,300,000
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                           [ ]

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%
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12        TYPE OF REPORTING PERSON*

          CO

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ITEM 1(a). NAME OF ISSUER:

           CONMED Corporation.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL  EXECUTIVE OFFICES:

           310 Broad Street Utica, New York 13501

ITEM 2(a). NAME OF PERSON FILING:

           Imagyn Medical Technologies, Inc.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           1 Park Plaza
           Suite 1100
           Irvine, California 92614-5925

ITEM 2(c). CITIZENSHIP:

           Delaware

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           207410101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.

ITEM 4.    OWNERSHIP.

           (a) Amount Beneficially Owned: 1,300,000

           (b) Percent of Class: 8.4% (based on number of shares outstanding reported on the Issuer's Form 10-Q for the quarter ended 3/31/01)

           (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:  1,300,000

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of:
                     1,300,000

               (iv)  shared power to dispose or to direct the disposition of: 0


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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following
         [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 10, 2001

                                                By: /s/ KEVIN M. HIGGINS
                                                    ----------------------------
                                                    Kevin M. Higgins,
                                                    Secretary



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